Exhibit 99.2

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT, dated as of June 19, 2015 (this “Agreement”), is by and between CT Energy Holding SRL, a Barbados Society with Restricted Liability (the “Investor”), and the stockholder of Harvest Natural Resources, Inc., a Delaware corporation (the “Company”), executing this Agreement on the signature page hereto (the “Stockholder”).

RECITALS

WHEREAS, the Investor and the Company are parties to the Securities Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), concerning the Company’s issuance and sale to the Investor of (i) a 15.0% non-convertible senior secured note due 2020 in the principal amount of $25,225,000 (the “Non-Convertible Note”), (ii) a 9.0% convertible senior secured note due 2020 in the principal amount of $6,975,000 (the “Convertible Note”), (iii) a 15.0% non-convertible senior secured note due 2020 in the principal amount of up to $12,000,000 (the “Additional Draw Note,” and together with the Non-Convertible Note and the Convertible Note, the “Notes”), (iv) a warrant (the “Warrant”) to purchase up to 34,070,820 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”) and (v) shares of the Company’s Series C Preferred Stock, par value $0.01 per share;

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, the Company has agreed to take such actions as are necessary or appropriate to obtain the Stockholder Approval;

WHEREAS, the Stockholder is the record and beneficial owner of the number of shares of Common Stock set forth next to such Stockholder’s name on Schedule A hereto (the number of shares of Common Stock on Schedule A hereto, the “Covered Shares,” which Covered Shares shall not include the shares of Common Stock on Schedule B hereto); and

WHEREAS, as a condition to the Investor’s willingness to enter into the Purchase Agreement, the Stockholder has agreed to enter into this Agreement, pursuant to which such Stockholder is agreeing, among other things, to vote all of its Covered Shares in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING

Section 1.01 Agreement to Vote.

(a) The Stockholder hereby irrevocably and unconditionally agrees that, from and after the date of this Agreement, at any meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Stockholder shall, in each case, to the fullest extent that such matters are submitted for the vote or written consent of the Stockholder and that the Covered Shares are entitled to vote thereon or consent thereto:

(i) appear at each such meeting or otherwise cause the Covered Shares as to which the Stockholder controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares as to which the Stockholder controls the right to vote (A) in favor of each Stockholder Proposal submitted for the vote or written consent of stockholders and, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone to a later date any meeting of the stockholders of the Company at which any of the foregoing matters are submitted for consideration and vote of the stockholders of the Company if there are not sufficient votes for approval of such matters on the date on which the meeting is held, (B) against any action or agreement submitted for the vote or written consent of stockholders that the Stockholder knows is in opposition to any of the Stockholder Proposals or that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Purchase Agreement, or of the Stockholder contained in this Agreement, and (C) against any other action, agreement or transaction submitted for the vote or written consent of stockholders that the Stockholder knows would impede, interfere with, delay, postpone, discourage, frustrate the purposes of, adversely affect or prevent the consummation of the Transactions or the performance by the Company of its obligations under the Purchase Agreement or by the Stockholder of its obligations under this Agreement. Anything herein to the contrary notwithstanding, this Section 1.01(a) shall not require the Stockholder to be present at any meeting of the stockholders of the Company.

(b) The provisions of Section 1.01(a) shall terminate for the Stockholder upon the earliest to occur of (i) the date when Stockholder Approval is obtained, (ii) the Ownership Threshold Date, (iii) the Claim Date (but only if the Stock Appreciation Date has not occurred before the Claim Date) and (iv) the date on which the Warrants expire, and shall terminate for any individual Stockholder upon the [day after the Initial Stockholders’ Meeting (it being understood that if such meeting is postponed, recessed or adjourned in the absence of a quorum to solicit additional proxies, the date referred to in this clause (iv) shall refer to the date of the rescheduled meeting, and the provisions of Section 1.01(a) shall continue until the day after such rescheduled meeting)][such Stockholder’s retirement, resignation, or having been replaced on the board of directors of the Company][such Stockholder’s severance of employment with the Company]1 (any such event described in this Section 1.01(b), a “Termination Event”).

(c) Any vote required to be cast or consent required to be executed pursuant to Section 1.01(a) shall be cast (or consent shall be given) by the Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present.

[1]	NTD: Bracketed sections to be conformed based on whether the Stockholder is a continuing director, a resigning director, the CEO/CFO/GC or another member of the management team.

(d) Unless a Termination Event has occurred, the obligations of Section 1.01(a) shall apply to each Stockholder Proposal whether or not it is recommended by the board of directors of the Company.

(e) Nothing contained in this Agreement shall be deemed to cause the Investor to acquire beneficial ownership (“Beneficial Ownership”), as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, of the Covered Shares.

Section 1.02 No Agreement as Director or Officer. The Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Company or any of its subsidiaries (if Stockholder holds such position), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in stockholder’s capacity as such a director or officer, including in exercising rights under the Purchase Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to the Company, any of its subsidiaries or its stockholders, it being understood that this Agreement shall apply to the Stockholder solely in his or her capacity as a stockholder of the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.01 Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Investor as follows:

(a) Authorization. Stockholder has full power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

(b) Ownership; No Inconsistent Agreements. Stockholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Covered Shares free and clear of all Liens, and, except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, disposition or voting of any of the Covered Shares and there are no voting trusts or voting agreements with respect to the Covered Shares. Stockholder does not beneficially own any shares of Common Stock other than the Covered Shares.

(c) No Violation. None of the execution and delivery of this Agreement by Stockholder or compliance by Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Stockholder or to Stockholder’s property or assets.

(d) Consents and Approvals. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of

Stockholder is required in connection with the valid execution and delivery of this Agreement. No consent of Stockholder’s spouse is necessary under any “community property” or other laws in order for Stockholder to enter into and perform its obligations under this Agreement.

ARTICLE III

COVENANTS

Section 3.01 Prohibition on Transfers, Other Actions. Stockholder agrees that during the term of this Agreement, Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Covered Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Covered Shares or Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 3.01 shall be null and void. This Section 3.01 shall not prohibit a Transfer of the Shares by Stockholder to an affiliate of Stockholder; provided that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Investor, to be bound by all of the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, Stockholder may sell or withhold shares of restricted stock to pay applicable withholding taxes upon the lapse of restrictions applicable to such restricted stock.

Section 3.02 Additional Shares. Stockholder agrees that all shares of Company Common Stock that Stockholder purchases, acquires the right to vote or otherwise acquires Beneficial Ownership of, but excluding shares of Common Stock underlying unexercised options, after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Covered Shares for all purposes of this Agreement.

Section 3.03 Disclosure. Subject to reasonable prior notice and approval (not to be unreasonably withheld, conditioned or delayed) of the Stockholder, the Stockholder hereby authorizes the Company and Investor to publish and disclose in any announcement or disclosure required by the SEC the Stockholder’s identity and ownership of such Stockholder’s Covered Shares and the nature of the Stockholder’s obligations under this Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Termination. This Agreement shall remain in effect until the earliest to occur of any Termination Event; provided that the provisions of Section 4.03 through Section 4.12 shall survive any termination of this Agreement.

Section 4.02 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Investor any direct or indirect ownership or incidence of ownership (whether beneficial ownership or otherwise) of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and the Investor shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

Section 4.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a “portable document format” (.pdf) document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.03):

If to the Investor:	CT Energia Holding SRL Calle Londres Torre Dayco, PH Las Mercedes, Caracas-Venezuela Attention: Francisco D’Agostino Phone: +58 212 999 9190

with a copy (which will not constitute notice to Investor) to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Facsimile: 212.403.2341 Attention: Matthew M. Guest

If to a Stockholder:	To the address set forth opposite such Stockholder’s name in Schedule A hereto.

with a copy (which will not constitute notice to the Stockholder) to:	Norton Rose Fulbright 2200 Ross Avenue, Suite 3600 Dallas, TX 75201 Facsimile: 214.855.8200 E-mail: Harva.Dockery@NortonRoseFulbright.com Josh.Pleitz@NortonRoseFulbright.com Attention: Harva Dockery

If to the Company, to:	Harvest Natural Resources, Inc. 1177 Enclave Parkway, Suite 300 Houston, TX 77077 Facsimile: 281-899-5702 E-mail: khead@harvestnr.com Attention: General Counsel

with a copy (which will not constitute notice to the Company) to:	Norton Rose Fulbright 2200 Ross Avenue, Suite 3600 Dallas, TX 75201 Facsimile: 214.855.8200 E-mail: Harva.Dockery@NortonRoseFulbright.com Josh.Pleitz@NortonRoseFulbright.com Attention: Harva Dockery

Section 4.04 Interpretation. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 4.05 Counterparts; Facsimile or .pdf Signatures. This Agreement may be executed in any number of counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

Section 4.06 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 4.07 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in U.S. District Court for the Southern District of New York or in any state court located in the City and County of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 4.03 or in such other manner as may be permitted by applicable laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 4.07, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 4.07(c).

Section 4.08 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court identified in Section 4.07(b), in addition to any other remedy to which they are entitled at law or in equity.

Section 4.09 Amendment; Waiver. This Agreement may be amended, modified or supplemented by a writing executed by each of the parties hereto. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 4.10 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 4.11 Assignment; Successors; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 4.12 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Investor and the Stockholder have caused to be executed or executed this Agreement as of the date first written above.

INVESTOR:

CT ENERGY HOLDING SRL

By:
Name:
Title”

STOCKHOLDER

By:

[Signature Page to Company Voting Agreement]

Schedule A

Stockholder	Address	Shares

Schedule B

[Schedule B to include Company securities that Stockholder cannot vote but are nevertheless in the name of the Stockholder, such as securities that have been awarded to a former spouse.]